April 18, 2005


The Union Central Life Insurance Company
1876 Waycross Road
Cincinnati, Ohio 45240

Ladies and Gentlemen:

With reference to the amendment to Registration Statement on Form N-6 (File No. 333-116386) filed by The Union Central Life Insurance Company and Carillon Life Account with the Securities and Exchange Commission covering individual flexible premium variable universal life insurance policies, (marketed as Excel Accumulator), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

  1. The Union Central Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual flexible premium variable universal life insurance policies by the Department of Insurance of the State of Ohio.

  2. Carillon Life Account is a duly authorized and existing separate account established pursuant to the provisions of Section 3907.15 of the Ohio Revised
      Code.

  3. The individual flexible premium variable universal life insurance policies, when issued will constitute legal, validly issued and binding obligations of The
      Union Central Life Insurance Company.

I hereby consent to the inclusion of this opinion as an exhibit to the amendment to the Registration Statement.



Sincerely yours,

/s/ Rhonda S. Malone

Rhonda S. Morris
Corporate Counsel











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